Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Presbia PLC (the “Company”) of our report dated March 25, 2016, relating to the consolidated financial statements of Presbia PLC, appearing in the Annual Report on Form 10-K of Presbia PLC for the year ended December 31, 2015.

/s/ SQUAR MILNER LLP

San Diego, California

August 5, 2016